LBO Capital - Load Hog

Letter Agrmt 9/2/2008

Page # of 4

LBO Capital Corp.

Techtron Centre

23399 Commerce Dr Ste B-1

Farmington Hills, MI  48335 USA

248.994.009-tel   248.489.9495-fax

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September 2, 2008

Mr. John Kowalski, Jr.

Mr. Stephen D. Sargent

Load Hog Industries, Inc.

and Neuteq, Inc

100 South Linwood Ave.

Pittsburgh, PA 15205

RE:  Sales of Load Hog Lift Kits

to Individuals, Dealers and Distributors

Dear John and Stephen:

Subsequent to signing a Letter of Intent and prior to finalizing either a binding Definitive Agreement or binding Asset Purchase Agreement, this letter serves to confirm an unrelated agreement among you, John Kowalski, Jr.  and Stephen D. Sargent, and Load Hog Industries, Inc., a Pennsylvania corporation, and Neuteq, Inc, a Pennsylvania corporation (herein collectively “LH-PA”), and LBO Capital Corp. or assigns (herein “LBO Capital”), a Colorado corporation,  that LBO Capital is putting up  (advancing) a negotiated amount of funds ( the “Florida Payment”) to Floyd MacKenzie (“Mac”) in order to obtain possession and protect ownership of all LH-PA assets currently in storage in a warehouse facility, currently rented on a month by month basis, by Mac, in Largo, Florida (the “LH-Florida Assets”). LBO Capital shall inform LH-PA of the amount of the Florida payment for the purpose of selling the Load Hog Lift Kits that are included in the LH-Florida Assets; and further, this Letter Agreement confirms that LBO Capital intends to purchase LH-PA inspected inventory, assets, customer lists, vendor lists, equipment and tooling.  LH-PA  will allow LBO Capital to use the Load Hog domain name and Load Hog website, www.loadhog.com, the trademarks and trade names, including but not limited to “Load Hog Lift Kit.”

As consideration for conserving access and protecting ownership of the LH-PA assets, LBO Capital is hereby granted the exclusive right to sell and manufacture worldwide the original Load Hog Lift Kits (“original”)  and the future enhanced Load Hog Lift Kits, with capability of being patented (“enhanced”),  to individuals, auto and truck dealers,  and distributors for a term ending on June 30, 2009 and may be extended by mutual agreement; and LBO Capital will pay to LH-PA $55/lift kit, on a monthly basis, when LBO Capital receives payment in full for each complete original or enhanced Load Hog Lift Kit which LBO Capital sells and delivers.   In addition, for any sales of original and enhanced Load Hog Lift Kits sold by John Kowalski, Jr. and/or Stephen D. Sargent thru LBO Capital, LBO Capital will pay an additional $100 for each complete original or enhanced Lift Kit sold.  Payments will be due and payable to sellers Kowalski and/or Sargent on a monthly basis when full payment due to LBO Capital has been received from Lift Kit Customers. Further, LBO Capital or assigns will pay the sum of $24,000 to Citizens Bank, Pittsburgh, Pennsylvania in exchange for a release of liens on the LH-Florida.

Parties to this Letter Agreement recognize that all four (4) patents on the Load Hog Lift Kit have expired and were not renewed on a timely basis.   However, John Kowalski, Jr. intends to petition for patent renewal(s) based on his health history during that time period; and, additionally, John Kowalski, Jr. claims to have patentable product enhancements (subject to renew of patent counsel after the date hereof) well underway for the Load Hog Lift Kit, thereby creating in the near future one or more new patentable applications for enhanced products.

It is the aim of all parties signing this agreement to continue finalization of the previously signed “LOI” and related definitive agreement once the patents have been reinstated or sooner based upon mutual agreement.

Parties signing this Letter Agreement state that they are fully authorized to take actions set forth herein.

This Letter Agreement may be signed in counterparts.

AGREED:

LOAD HOG INDUSTRIES, INC., a Pennsylvania corporation,

BY /S/ John Kowalski, Jr., President

NEUTEQ, Inc, a Pennsylvania Corporation

BY /S/

John Kowalski, Jr., President

BY /S/

John Kowalski, Jr., individually

LBO Capital Corp or Assigns

BY _/S/ Thomas W. Itin, Chairman & CEO

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